Seasons Series Trust
Shareholder Information (unaudited)

Supplemental Proxy Information:  A special meeting
 of the Shareholders
Of the Seasons Series Trust was held on February 23, 2001. Each
Of the Portfolios voted in favor of adopting
 the following proposals,
Therefore, the results are aggregated for the Trust unless otherwise specified.

1. To elect a slate of six members to the Board of Trustees to hold office
Until their successors are duly elected and qualified.

Monica C. Lozano votes in favor 70,046,748 votes
 against 0 votes abstained 620,458
Allan L. Sher votes in favor 70,159,109 votes against 0
 votes abstained 508,097
Jana W. Greer votes in favor 70,174,656 votes against 0
votes abstained 492,550
Bruce G. Willison votes in favor 70,169,002 votes against 0
 votes abstained 498,204
Carl D. Covitz votes in favor 70,120,948 votes against 0
votes abstained 546,258
Gilbert T. Ray votes in favor 70,099,042 votes against 0
 votes abstained 568,164

2. To ratify the selection of independent accountants for its current fiscal year.

Votes in favor 69,888,454 votes against 130,734
votes abstained 648,018